Exhibit 4.33

Summary of the Private Instrument of Commitment to Purchase and Sale of Real Properties, entered into on June 13, 2018, in connection with Fazenda Jatobá

Parties: Imobiliária Jaborandi Ltda., as Seller; John Kudiess and Harald Kudiess, as Buyers, and Jaborandi Agricola Ltda. as intervening-consenting party.

Purpose: The commitment to sell a total area of 9,783,52 hectares, of which 7,485 hectares are arable, to be originated from Fazenda Jatobá, for the total price, in Brazilian national currency (Reais), equivalent to 2,133,296 bags of soybeans, to be paid as follows: (i) the first installment in the amount of R$ 5,000,000.00 shall be paid on July 1, 2018; (ii) the second installment, in the amount, in Brazilian Reais, equivalent to 300,000 bags of soybeans, shall be paid on July 31, 2018; (iii) the third installment, in the amount, in Brazilian Reais, equivalent to 261,899 bags of soybeans, shall be paid on July 31, 2019; (iv) the fourth installment, in the amount, in Brazilian Reais, equivalent to 261,899 bags of soybeans, shall be paid on July 31, 2020; (v) the fifth installment, in the amount, in Brazilian Reais, equivalent to 261,899 bags of soybeans, shall be paid on July 31, 2021; (vi) the sixth installment, in the amount, in Brazilian Reais, equivalent to 261,899 bags of soybeans, shall be paid on July 31, 2022; (vii) the seventh installment, in the amount, in Brazilian Reais, equivalent to 261,899 bags of soybeans, shall be paid on July 31, 2023; (viii) the eighth installment, also in the amount, in Brazilian Reais, equivalent to 261,899 bags of soybeans, shall be paid on July 31, 2024; the ninth installment, also in the amount, in Brazilian Reais, equivalent to 261,899 bags of soybeans, shall be paid on July 31, 2025.